Exhibit (a)(5)(A)

JOYY Inc. Announces Repurchase Right Notification for
1.375% Convertible Senior Notes due 2026

SINGAPORE, April 12, 2024 — JOYY Inc. (Nasdaq: YY) (“JOYY” or the “Company”), a global technology company, today announced that it is notifying holders of its 1.375% Convertible Senior Notes due 2026 (CUSIP No. 98426T AF3) (the “2026 Notes”) that pursuant to the Indenture dated as of June 24, 2019 (the “Indenture”) relating to the 2026 Notes by and between the Company and Citicorp International Limited, as trustee, each holder has the right, at the option of such holder, to require the Company to repurchase for cash on June 15, 2024 all of such holder’s 2026 Notes or any portion thereof that is an integral multiple of US$1,000 principal amount (the “Repurchase Right”). The Repurchase Right becomes exercisable at 9:00 a.m., New York City time, on Friday, May 10, 2024 and expires at 5:00 p.m., New York City time, on Thursday, June 13, 2024.

As required by rules of the United States Securities and Exchange Commission (the “SEC”), the Company will file a Tender Offer Statement on Schedule TO today. In addition, documents specifying the terms, conditions, and procedures for exercising the Repurchase Right will be available through the Depository Trust Company and the paying agent, which is Citibank, N.A. None of the Company, its board of directors, or its employees has made or is making any representation or recommendation to any holder as to whether to exercise or refrain from exercising the Repurchase Right.

The Repurchase Right entitles each holder of the 2026 Notes to require the Company to repurchase for cash on June 15, 2024 (the “Repurchase Date”), all of such holder’s 2026 Notes, or any portion thereof that is an integral multiple of US$1,000 principal amount, at a repurchase price that is equal to 100% of the principal amount of the 2026 Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Repurchase Date, subject to the terms and conditions of the Indenture and the 2026 Notes. The Repurchase Date is an interest payment date under the terms of the Indenture and the 2026 Notes. Accordingly, on June 15, 2024, being the interest payment date, the Company will pay accrued and unpaid interest on all of the 2026 Notes through June 14, 2024, to all holders who are holders of record on June 1, 2024, regardless of whether the Repurchase Right is exercised with respect to such 2026 Notes. On the Repurchase Date, there will be no accrued and unpaid interest on the 2026 Notes. As June 15, 2024 is a Saturday, the Company will pay the repurchase price for the 2026 Notes tendered and the accrued interest on all of the 2026 Notes on Monday, June 17, 2024, the next succeeding business day following the Repurchase Date, pursuant to the Indenture. As of April 11, 2024, there was US$406,038,000 in aggregate principal amount of the 2026 Notes outstanding. If all outstanding 2026 Notes are surrendered for repurchase through exercise of the Repurchase Right, the aggregate cash repurchase price will be US$406,038,000.

The opportunity for holders of the 2026 Notes to exercise the Repurchase Right commences at 9:00 a.m., New York City time, on Friday, May 10, 2024, and will expire at 5:00 p.m., New York City time, on Thursday, June 13, 2024. In order to exercise the Repurchase Right, a holder must follow the transmittal procedures set forth in the Company’s Repurchase Right Notice to holders (the “Repurchase Right Notice”), which is available through the Depository Trust Company and Citibank, N.A. Holders may withdraw any previously tendered 2026 Notes pursuant to the terms of the Repurchase Right at any time prior to 5:00 p.m., New York City time, on Thursday, June 13, 2024, which is the second business day immediately preceding the Repurchase Date, or as otherwise provided by applicable law.

This press release is for information only and is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell the 2026 Notes or any other securities of the Company. The offer to purchase the 2026 Notes will be only pursuant to, and the 2026 Notes may be tendered only in accordance with, the Company’s Repurchase Right Notice dated April 12, 2024 and related documents.

Holders of the 2026 Notes should refer to the Indenture for a complete description of repurchase procedures. Holders of the 2026 Notes may request the Company’s Repurchase Right Notice from the paying agent, at Citibank, N.A., 480 Washington Boulevard, 30th floor, Jersey City, NJ 07310, Attention: Agency and Trust.

HOLDERS OF THE 2026 NOTES AND OTHER INTERESTED PARTIES ARE URGED TO READ THE COMPANY’S SCHEDULE TO, REPURCHASE RIGHT NOTICE, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT JOYY INC. AND THE REPURCHASE RIGHT.

Materials filed with the SEC will be available electronically without charge at the SEC’s website, http://www.sec.gov. Documents filed with the SEC may also be obtained without charge at the Company’s website, http://ir.joyy.com/.

About JOYY Inc.

JOYY is a leading global technology company with a mission to enrich lives through technology. JOYY currently operates several social products, including Bigo Live for live streaming, Likee for short-form videos, Hago for multiplayer social networking, an instant messaging product, and others. The Company has created a highly engaging and vibrant user community for users across the globe. JOYY’s ADSs have been listed on the NASDAQ since November 2012.

Investor Relations Contact

JOYY Inc.

Jane Xie/Maggie Yan

Email: joyy-ir@joyy.com

ICR, Inc.

Robin Yang

Email: joyy@icrinc.com